Exhibit 10.6

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “GOODMAN GLOBAL, INC.”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF DECEMBER, A.D. 2004, AT 4:20 O’CLOCK P.M.

[SEAL]
Harriet Smith Windsor, Secretary of State

3882454 8100		AUTHENTICATION: 3680499

050116106		DATE: 02-11-05

State of Delaware Secretary of State Division of Corporations Delivered 04:19 PM 12/17/2004 FILED 04:20 PM 12/17/2004 SRV 040918556 - 3882454 FILE

CERTIFICATE OF DESIGNATION, PREFERENCES

AND RELATIVE, PARTICIPATING, OPTIONAL AND

OTHER SPECIAL RIGHTS OF PREFERRED

STOCK AND QUALIFICATIONS, LIMITATIONS

AND RESTRICTIONS THEREOF

OF

9.5% SERIES A CUMULATIVE SENIOR REDEEMABLE EXCHANGEABLE

PREFERRED STOCK

OF

GOODMAN GLOBAL, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Goodman Global, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, certifies that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company, by unanimous consent dated December 16, 2004 duly approved and adopted the following resolution (this “Certificate of Designation”) which resolution remains in full force and effect on the date hereof:

RESOLVED, that the Board of Directors does hereby designate, create, authorize and provide for the issue of 9.5% Series A Cumulative Senior Redeemable Exchangeable Preferred Stock (the “Series A Preferred Stock”), $0.01 par value per share, with a liquidation preference of $1,000 per share, consisting of 225,000 shares, having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

1. Certain Definitions.

Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

“Acquisition” means the acquisition by the Issuer of all of the outstanding right, title and interests in and to the assets (other than certain excluded assets) of Goodman (Texas), and all of the outstanding interests in the subsidiaries of Goodman (Texas), pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means the Asset Purchase Agreement, dated November 18, 2004, among Goodman (Texas), the Company and Goodman (Delaware), as amended, supplemented or modified from time to time.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Board of Directors” means the Board of Directors of the Company or any authorized committee of the Board of Directors.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, or if the Common Stock is no longer outstanding, the class of Capital Stock issued in exchange for, or in lieu of, Common Stock.

“Company Initiated Exchange Date” has the meaning set forth in Section 5(c) below.

“DGCL” has the meaning set forth in Section 2(b) below.

“Dividend Payment Date” has the meaning set forth in Section 2(a) below.

“Dividend Rate” has the meaning set forth in Section 2(a) below.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Goodman (Delaware)” means Goodman Global Holdings, Inc. (f/k/a Frio, Inc.), a Delaware corporation and a wholly-owned Subsidiary of the Company.

“Goodman (Texas)” means Goodman Global Holdings, Inc., a Texas corporation.

“Holder” means the record holder of one or more shares of Series A Preferred Stock, as shown on the books and records of the Company.

“Holdings Indenture” means the indenture under which the Company will issue the Holdings Notes. A summary of the terms of the Holdings Notes and the Holdings Indenture is attached hereto as Appendix A.

“Holdings Notes” means the 9.5% Senior Subordinated Discount Notes issued on the Company Initiated Exchange Date or the Transferee Initiated Exchange Date, as the case may be, and due ten years from the date of issuance and any and all additional 9.5% Senior Subordinated Discount Notes of the Company issued after such exchange date as payment of interest.

“Initial Holder” means any Person (or Affiliate of such Person) that acquired shares of Series A Preferred Stock concurrently with the consummation of the Acquisition; provided that any transferee that receives Series A Preferred Stock from an Initial Holder (i) for estate planning purposes or (ii) as part of a syndication of such Initial Holder’s interest in Series A Preferred Stock, shall be an Initial Holder for purposes of this Certificate of Designation.

“Junior Securities” means any class or series of Common Stock and any other class or series of Capital Stock ranking junior to the Series A Preferred Stock as to the payment of dividends or as to rights in liquidation, dissolution or winding up of the affairs of the Company and shall not include Senior Securities.

“Liquidated Damages” means the liquidated damages, if any, then owing under the Registration Rights Agreement.

“Liquidation Date” has the meaning set forth in Section 3 below.

“Liquidation Preference” has the meaning set forth in Section 2(a) below.

“Majority Vote” has the meaning set forth in Section 6(a) below.

“Notes Indenture” means the indenture, to be dated as of December 23, 2004, by and among Goodman (Delaware), the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, relating to the senior floating rate notes due 2012 and the 7.875% senior subordinated notes due 2012 to be issued by Goodman (Delaware), as such indenture may be amended, restated, supplemented, waived, replaced, refunded, refinanced, restructured, renewed, repaid, increased, extended or otherwise modified from time to time.

“Parity Securities” means any class or series of Capital Stock of the Company, if any, ranking on a parity with the Series A Preferred Stock as to the payment of dividends and as to rights in liquidation, dissolution or winding up of the affairs of the Company.

“Partial Dividend Period Amount” means, as of any Liquidation Date, Redemption Date, Company Initiated Exchange Date or Transferee Initiated Exchange Date, as the case may be, with respect to any Series A Preferred Stock, an amount equal to the amount of dividends that have accrued at the Dividend Rate on the Liquidation Preference of such Series A Preferred Stock and the accrued and unpaid dividends through the last Dividend Payment Date, from the last Dividend Payment Date to and including such Liquidation Date, Redemption Date, Company Initiated Exchange Date or Transferee Initiated Exchange Date, as the case may be.

“Permitted Transferee” means a transferee of Series A Preferred Stock who is not an Initial Holder or an Affiliate of any Initial Holder.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Record Date” has the meaning set forth in Section 2(a) below.

“Redemption Date” has the meaning set forth in Section 4(b)(ii) below.

“Redemption Price” means, as of any date, the sum of (a) the Liquidation Preference of the Series A Preferred Stock, (b) all accrued and unpaid dividends and Liquidated Damages, if any, thereon, and (c) the Partial Dividend Period Amount, if any.

“Registration Rights Agreement” means the registration rights agreement relating to the exchange of Series A Preferred Stock or Holdings Notes for public exchangeable preferred stock or public exchangeable notes, respectively, by the Company.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated herein, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company.

“Senior Securities” means any class or series of Capital Stock, if any, ranking senior to the Series A Preferred Stock as to the payment of dividends or as to rights in liquidation, dissolution or winding up of the affairs of the Company.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and

(2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Transferee Initiated Exchange Date” has the meaning set forth in Section 5(d) below.

“Unrestricted Subsidiary” means: (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided by the Notes Indenture; and (2) any Subsidiary of an Unrestricted Subsidiary.

2. Dividends.

(a) Dividends. Holders of the Series A Preferred Stock as of each Record Date (as defined below) will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on the Series A Preferred Stock at a rate per year (the “Dividend Rate”) equal to 9.5% of the sum of (i) $1,000 per share of Series A Preferred Stock (the “Liquidation Preference”), plus (ii) accumulated dividends and Liquidated Damages, if any, on a share not paid in cash. All dividends will be cumulative, whether or not declared, on a daily basis from the date of issuance and will be payable quarterly in arrears on December 1, March 1, June 1 and September 1 of each year (each, a “Dividend Payment Date”), commencing on March 1, 2005. The record date (the “Record Date”) with respect to such dividends will be each immediately preceding November 15, February 15, May 15 and August 15. The Company may, at its option, pay dividends in cash at any time. Cash dividends paid by the Company in excess of the current quarterly dividend from time to time will be applied to reduce amounts of accumulated and unpaid dividends and accumulated Liquidated Damages, if any.

(b) To the extent not paid pursuant to Section 2(a) above, dividends on the Series A Preferred Stock shall accumulate whether or not the Company has sufficient cash, earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. On any Dividend Payment Date, the liquidation preference of any Senior Securities or Parity Securities shall not be included in “total liabilities” in connection with determining “surplus” to the extent permissible under the Delaware General Corporation Law (the “DGCL”).

(c) Unless full cumulative preferred dividends on all outstanding shares of Series A Preferred Stock for all past dividend periods (including all accrued and unpaid dividends) shall have been declared and paid in cash, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend (other than a dividend payable solely in Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange or conversion for shares of other Junior Securities (or purchases, redemptions or other acquisitions of Junior Securities of former employees)) by the Company or any of its Subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities.

3. Distributions Upon Liquidation, Dissolution or Winding Up.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (the date of such occurrence, the “Liquidation Date”), the Company shall, out of the assets of the Company available for distribution in respect of its Capital Stock, make the following payments in respect of its Capital Stock:

(a) first, payments due in connection with the Senior Securities on the Liquidation Date, including any accrued and unpaid dividends, if any, on such Senior Securities, to the Liquidation Date;

(b) second, on a pro rata basis, payments (i) on shares of the Series A Preferred Stock equal to the Liquidation Preference per share of Series A Preferred Stock, plus, without duplication, all accrued and unpaid dividends and Liquidated Damages, if any, plus the Partial Dividend Period Amount, if any, and (ii) due on Parity Securities; and

(c) third, payments on any Junior Securities, including, without limitation, the Common Stock of the Company.

After payment in full in cash of the Liquidation Preference and all accrued and unpaid dividends, if any, to which Holders of Series A Preferred Stock are entitled, such Holders shall not be entitled to any further participation in any distribution of assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series A Preferred Stock and all other Parity Securities are not paid in full, the Holders and holders of the Parity Securities shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accrued and unpaid dividends, if any, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more entities shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company or reduction or decrease in Capital Stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution, winding up of the business of the Company or reduction or decrease in Capital Stock.

4. Redemption by the Company.

(a) Optional Redemption, The Series A Preferred Stock may be redeemed by the Company at its option in whole or in part, at any time, at a price in cash equal to the

Redemption Price. On any such Redemption Date, the liquidation preference of any Senior Securities or any Parity Securities shall not be included in “total liabilities” in connection with determining “surplus” under the DGCL.

(b) Procedures for Redemption, (i) In case of redemption of less than all of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected from among the Holders of Series A Preferred Stock on a pro rata basis; provided that the Company may, at its option, (i) redeem only whole shares of Series A Preferred Stock or (ii) redeem shares of Series A Preferred Stock in a manner such that Holders, following such redemption, only hold whole shares of Series A Preferred Stock.

(ii) Notice of any redemption shall be sent by or on behalf of the Company not less than 30 nor more than 60 days prior to the date specified for redemption in such notice (the “Redemption Date”), by first class mail, postage prepaid, to all Holders of record of the Series A Preferred Stock at their last addresses as they shall appear on the books of the Company; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the Holder to whom the Company has failed to give notice or except as to the Holder to whom notice was defective. In addition to any information required by law, such notice shall state: (A) that such redemption is being made pursuant to the optional redemption provisions hereof; (B) the Redemption Date; (C) the aggregate number of shares of Series A Preferred Stock to be redeemed and, if less than all shares held by such Holder are to be redeemed, the number of such shares to be redeemed; (D) the Redemption Price; (E) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (F) that dividends on the shares to be redeemed will cease to accumulate on the Redemption Date. Upon the mailing of any such notice of redemption, the Company shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

(iii) If notice has been mailed in accordance with Section 4(b)(ii) above and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds in trust for the pro rata benefit of the Holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Series A Preferred Stock, and all rights of the Holders thereof as stockholders of the Company (except the right to receive from the Company the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be redeemed by the Company at the Redemption Price. In case fewer than all the shares represented by any such certificates are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the Holder thereof.

(iv) Any deposit of funds with a bank or trust company for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that any balance of monies so deposited by the Company and unclaimed by the Holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Company, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Company shall look only to the Company for payment without interest or other earnings.

5. Exchange.

(a) (i) The Company may, at its option, at any time following the transfer of shares of Series A Preferred Stock by an Initial Holder to a Permitted Transferee, exchange any or all of the then outstanding shares of Series A Preferred Stock held by such Permitted Transferee(s) for Holdings Notes. Notwithstanding anything to the contrary in this Agreement, the Company shall not be permitted to exchange any shares of Series A Preferred Stock held by any Initial Holder.

(ii) Upon the transfer by an Initial Holder to a Permitted Transferee, such Permitted Transferee shall have the option, exercisable within ten (10) business days of such transfer, to notify the Company as provided in subsection (d) below of its desire to exchange, in whole or in part, its shares of Series A Preferred Stock for Holdings Notes.

(b) Upon any exchange pursuant to subsection (a) above, and subject to the following sentence, Holders shall be entitled to receive $1.00 of initial accreted value of Holdings Notes for each $1.00 of the aggregate Liquidation Preference, plus without duplication, all accrued and unpaid dividends through the last Dividend Payment Date and Liquidated Damages, if any, plus the Partial Dividend Period Amount, if any, which shall be payable in the form of cash or additional Holdings Notes, at the option of the Company. The Holdings Notes shall be issuable in principal amounts of $1,000 and integral multiples thereof to the extent possible, and shall also be issuable in principal amounts less than $1,000 so that each Holder of Series A Preferred Stock will receive certificates representing the entire amount of Holdings Notes to which such Holder’s shares of Series A Preferred Stock entitle such Holder; provided that the Company may pay cash in lieu of issuing any Holdings Notes having a principal amount less than $1,000.

(c) Notice of the intention to exchange pursuant to subsection (a)(i) above shall be sent by or on behalf of the Company at least ten (10) days prior to the date fixed for the exchange (the “Company Initiated Exchange Date”), by first class mail, postage prepaid, to each Holder of Series A Preferred Stock at its registered address. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Company Initiated Exchange Date; (ii) the place or places where certificates for such shares are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iii) that dividends on the shares of Series A Preferred Stock to be exchanged will cease to accumulate on the Company Initiated Exchange Date.

(d) Notice of the intention to exchange pursuant to subsection (a)(ii) above shall be sent by or on behalf of the transferee of Series A Preferred Stock not more than ten (10) business days after the consummation of the transaction pursuant to which such Permitted

Transferee acquired such Series A Preferred Stock (the “Transferee Initiated Exchange”), by first class mail, postage prepaid, to the Company at the address set forth under the Company’s signature to this Certificate of Designation. As soon as practicable upon receipt of such notice by the Company, the Company shall send such Permitted Transferee a response notice, by first class mail, postage prepaid, to such Permitted Transferee at its registered address or at the address set forth in the notice sent by the Permitted Transferee to the Company. In addition to any information required by law or by the applicable rules of any exchange upon which the Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the date fixed for the Transferee Initiated Exchange (the “Transferee Initiated Exchange Date”); (ii) the place or places where certificates for such shares are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iii) that dividends on the shares of Series A Preferred Stock to be exchanged will cease to accumulate on the Transferee Initiated Exchange Date.

(e) After the Company has mailed the notice to the Holders of the Series A Senior Preferred Stock entitled to exchange in accordance with Section 5(c), the Company may cancel the proposed exchange of shares of Series A Senior Preferred Stock by mailing written notice at least two (2) days prior to the proposed Company Initiated Exchange Date to the effect that it is canceling the proposed exchange of shares of the Series A Senior Preferred Stock to each Holder of record of shares of Series A Senior Preferred Stock to which it mailed the initial notice.

(f) If notice of any exchange has been properly given, and if on or before the Company Initiated Exchange Date or the Transferee Initiated Exchange Date, as the case may be, the Holdings Notes have been duly executed and authenticated and have been deposited with the transfer agent selected by the Company to serve in such capacity, then on and after the close of business on the Company Initiated Exchange Date or the Transferee Initiated Exchange Date, as the case may be, the shares of Series A Preferred Stock to be exchanged shall no longer be deemed to be outstanding and may thereafter be issued in the same manner as the other authorized but unissued preferred stock, but not as Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Company shall cease, except the right of the holders to receive upon surrender of their certificates the Holdings Notes and all accrued interest, if any, thereon to the Company Initiated Exchange Date or the Transferee Initiated Exchange Date, as the case may be.

(g) On or before the Company Initiated Exchange Date or the Transferee Initiated Exchange Date, as the case may be, each Holder (other than an Initial Holder) of Series A Senior Preferred Stock shall surrender the certificate or certificates representing such shares of Series A Senior Preferred Stock, in the manner and at the place designated in the notice mailed to such Holder in accordance with this Section 5, as applicable. The Company shall cause the Holdings Notes to be executed on the Company Initiated Exchange Date or the Transferee Initiated Exchange Date, as the case may be, and, upon surrender, in accordance with the notice mailed to the Holders, of the certificates for any shares of Series A Senior Preferred Stock so exchanged (properly endorsed or assigned for transfer), such shares shall be exchanged by the Company into Holdings Notes. The Company shall pay interest on the Holdings Notes at the rate and on the dates specified therein from and including the Company Initiated Exchange Date or the Transferee Initiated Exchange Date, as the case maybe.

6. Voting Rights.

(a) The Holders shall have no voting rights except as required by law and except as provided in (b) below, and except that the Company shall not, without the affirmative vote or consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding (a “Majority Vote”), and the Company may, with a Majority Vote:

(i) amend or otherwise alter its Certificate of Incorporation in a manner that adversely affects the rights of the Holders of Series A Preferred Stock; provided, that the creation, authorization or issuance of Senior Securities or Parity Securities shall not be deemed to adversely affect the rights of Holders of Series A Preferred Stock; and provided, further, that if any such amendment or other alteration applies to any share of Series A Preferred Stock, such amendment or other alteration shall apply to all of the shares of Series A Preferred Stock;

(ii) amend or otherwise alter this Certificate of Designation in a manner adverse to the Holders; provided that if any such amendment or other alteration applies to any share of Series A Preferred Stock, such amendment or other alteration shall apply to all of the shares of Series A Preferred Stock;

(iii) waive any compliance with any provision of this Certificate of Designation; provided that if any such waiver applies to any share of Series A Preferred Stock, such waiver shall apply to all of the shares of Series A Preferred Stock; or

(iv) with respect to any Holdings Notes not yet issued in exchange for the Series A Preferred Stock, alter, amend or modify any of the terms of such Holdings Notes and the Holdings Indenture with respect to all such Holdings Notes in any manner, whether or not adverse to the Holders.

(b) Notwithstanding subsection (a) above, the Issuer will, in the manner directed by a Majority Vote, alter, amend, modify or waive the provisions of the Certificate of Incorporation relating to the terms of the Series A Preferred, this Certificate of Designations, the Holdings Indenture or the Registration Rights Agreement; provided, that no alteration, amendment, modification or waiver under this clause (b) shall adversely affect any rights or benefits (including, but not limited to, legal or economic rights) of the holders of Holdings Notes that are issued and outstanding at the time of such alteration, amendment, modification or waiver; and provided, further, that if any such alteration, amendment, modification or waiver under this clause (b) that applies to any share of Series A Preferred Stock, such alteration, amendment, modification or waiver shall apply to all of the shares of Series A Preferred Stock.

(c) The Company in its sole discretion may without the vote or consent of any Holders of the Series A Preferred Stock amend or supplement this Certificate of Designation:

(i) to cure any ambiguity, defect or inconsistency;

(ii) to make any change that would provide any additional rights or benefits to all of the Holders of the Series A Preferred Stock or that does not adversely affect the legal or economic rights under this Certificate of Designation of any such Holder; or

(iii) to make any change that would provide any additional rights or benefits to all of the holders of the Holdings Notes or that does not adversely affect the legal or economic rights under the Holdings Indenture.

7. Payment.

(a) All amounts payable in cash with respect to the Series A Preferred Stock shall be payable in United States dollars at the principal executive office of the Company or, at the option of the Holder, payment of dividends (if any) may be made by check mailed to such Holder of the Series A Preferred Stock at its address set forth in the register of Holders of Series A Preferred Stock maintained by the Company.

(b) Any payment on the Series A Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

(c) Dividends payable on the Series A Preferred Stock on any Redemption Date or repurchase date that is a Dividend Payment Date shall be paid to the Holders of record as of the immediately preceding Record Date.

8. Exclusion of Other Rights.

Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation (as such Certificate of Designation may be amended from time to time) and in the Certificate of Incorporation (as such Certificate of Incorporation may be amended from time to time). The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

9. Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10. Severability of Provisions.

If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

11. Form of Securities. The Series A Preferred Stock shall be issued in the form of definitive certificates.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed this 16th day of December, 2004.

GOODMAN GLOBAL, INC.

By:
Name:	Michael Weiner
Title:	President

Goodman Global, Inc. 2550 North Loop West, Suite 400, Houston, Texas 77092 Attention: Chief Executive Officer

Appendix A

to the Certificate of Designation

GOODMAN GLOBAL, INC.

9.5% SERIES A SENIOR SUBORDINATED DISCOUNT NOTES

SUMMARY OF TERMS

The following is a summary of the principal proposed terms:

Issuer	Goodman Global, Inc. (the “Company”).

Issue	Senior Subordinated Discount Notes (the “Notes”).

Principal Amount	The Notes will be issued at a discount to face value.

Maturity	Ten years from the first date on which the Notes are issued (such issuance date referred to herein as the “Exchange Date”).

Interest Rate	Prior to the fifth anniversary of the Exchange Date, the Notes will accrete original issue discount on a daily basis at the rate of 9.5% per annum, compounded semi-annually. Thereafter, interest will accrue on a daily basis and be paid at the rate of 9.5% per annum. Following the fifth anniversary of the Exchange Date, the Company will pay accrued and unpaid interest on the Notes in cash.

Ranking	The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future indebtedness of the Company unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes.

Transfer Restrictions	The Notes will not be registered under the Securities Act, will be offered pursuant to an exemption from the registration requirements of the Securities Act and may not be offered or sold, except pursuant to an exemption from the registration requirements of the Securities Act.

Mandatory Redemption	The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Optional Redemption	After the fifth anniversary of the Exchange Date, the Company may redeem all or part of the Notes at a redemption price equal to 100% of the principal amount thereof plus a premium. Initially the redemption price will be equal to 104.75% of the principal amount with the redemption price declining ratably to par at the end of year nine, in each case plus accrued and unpaid interest and liquidated damages, if any, through the redemption date.

At any time prior to the third anniversary of the Exchange Date, the Company may on any one or more occasions redeem up to 100% of the original aggregate principal amount of the Notes (including any additional Notes issued under the Indenture governing the Notes) at a redemption price of 109.5% of the accreted value thereof on the redemption date and liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more equity offerings by the Company or any direct or indirect parent of the Company (to the extent the net cash proceeds thereof are contributed to the equity capital of the Company or used to purchase capital stock of the Company (other than disqualified stock) from the Company); provided that the redemption occurs within 90 days of the date of the closing of such equity offering.

Prior to the fifth anniversary of the Exchange Date, the Notes will be redeemable at the option of the Company at a redemption price equal to the accreted value thereof on the redemption date plus a make-whole premium and liquidated damages, if any, to the date of redemption.

Change of Control	Upon any Change of Control (to be defined in the Indenture), the Company will be required to offer to purchase all of the outstanding Notes at 101% of the accreted value of Notes repurchased on the date of purchase (if prior to the fifth anniversary of the Exchange Date) or 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the Notes repurchased to the date of purchase (if on or after the fifth anniversary of the Exchange Date).

Covenants	The Notes will contain covenants with respect to the following: payment of the Notes; maintenance of an office or agency; delivery of compliance certificates; waiver of stay, extension and usury laws; corporate existence; and offer to repurchase upon a Change of Control (subject to the limitations described above).

Limitations on Merger, Consolidation, or Sale of Assets	The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person (as defined in the Certificate of Designations) unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or

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merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; and (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee under the Indenture.

Events of Default	Events of Default include: (i) default for 30 days in the payment when due of cash interest on, or liquidated damages, if any, with respect to, the Notes; (ii) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes; (iii) failure by the Company to comply with the provisions described under the caption “— Limitations on Merger, Consolidation or Sale of Assets;” (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; and (v) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries.

If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice.

Waivers/Amendments	The Indenture will contain provisions permitting the Company and the Trustee, with the consent of at least a majority in aggregate outstanding principal amount of the Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), to waive existing Events of Default (with certain exceptions) or compliance with the Indenture, rescind acceleration of the Notes, and amend or modify the Indenture and the Notes; provided, however, that in certain customary circumstances, the Company and the Trustee may not amend the Indenture or the Notes or take certain actions thereunder without the consent of each holder affected thereby.

Notwithstanding the foregoing, in certain circumstances, the Company and the Trustee may amend the Indenture and the Notes without the consent of any holder to, among other things, cure any ambiguity, defect or inconsistency and make any change

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that would provide any additional rights or benefits to the holders that does not adversely affect the legal rights under the Indenture of any such holder.

Governing Law	The laws of the state of New York.

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